CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Vycor Medical, Inc.

We hereby consent to the inclusion in the foregoing Form S-8 of our report dated March 22, 2010 with respect to our audit of the financial statements of Vycor Medical, Inc. as of December 31, 2009 and 2008 and for the years then ended.

Partiz & Company, P.A.

Certified Public Accountants

Hackensack, New Jersey

April 8, 2010